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                                   EXHIBIT 11

                 TRANSCRYPT INTERNATIONAL, INC. AND SUBSIDIARIES
                 COMPUTATION OF PRO FORMA NET INCOME PER SHARE
                    (Unaudited And As Restated, See Note 11)
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

                                                             Three Months Ended
                                                         --------------------------
                                                          March 31,      March 31,
                                                            1997           1996
                                                         ---------      ----------

Pro Forma Net Income                                     $ 142,511      $    7,891
                                                         =========      ==========

                                                  PRO FORMA NET INCOMED PER SHARE - BASIC

Weighted average common shares - Basic                   8,699,745       6,783,078
                                                         =========      ==========
Pro forma net income per share - Basic                   $    0.02      $     0.00
                                                         =========      ==========

                                                 PRO FORMA NET INCOMED PER SHARE - DILUTED

Shares used in this computation:
 Weighted average common shares - Basic                  8,699,745       6,783,078

Diluted effect of shares under employee stock plans        582,104         542,414
                                                         =========      ==========
Weighted average common shares - Diluted                 9,281,849       7,325,492
                                                         =========      ==========
Pro forma net income per share - Diluted                 $    0.02      $     0.00
                                                         =========      ==========
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